EXHIBIT 4

Brencourt Advisors, LLC
600 Lexington Avenue, 8th Floor
New York, NY 10022

As of June 20, 2007

Thomas W. Smith
Scott J. Vassalluzzo
323 Railroad Avenue
Greenwich, CT 06830

Gentlemen:

Reference is made to our letter agreement with you, dated June 20, 2007 (the "Letter Agreement"), pursuant to which we or funds under our management have agreed to purchase 1,807, 021 shares of common stock of Vertrue Incorporated. All capitalized terms not defined herein shall have the meanings given in the Letter Agreement.

Notwithstanding anything to the contrary contained in the Letter Agreement, the Purchasers hereby irrevocably agree not to exercise any rights under section 3 of the Letter Agreement, including without limitation any right to direct the voting of the Shares, until the termination or expiration of the applicable waiting period under the HSR Act. Please acknowledge your receipt of this letter by countersigning below a counterpart hereof.

Very truly yours,

BRENCOURT ADVISORS, LLC

By:  /s/ Michael Palmer
Name: Michael Palmer
Title: Chief Financial Officer

Acknowledged:

Thomas W. Smith

Scott J. Vassalluzzo